SECURITIES AND EXCHANGE COMMISSION

                           WASHINGTON, D.C.  20549

                                  FORM 8-K


                               CURRENT REPORT

                   PURSUANT TO SECTION 13 OR 15(d) OF THE
                       SECURITIES EXCHANGE ACT OF 1934
                        Date of Report:  June 9, 1998



                               MEDIMMUNE, INC.
           (Exact name of registrant as specified in its charter)



                      Commission File Number:  0-19131




          Delaware                                    52-1555759
     (State of Incorporation)                     (I.R.S. Employer
                                                  Identification No.)



     35 West Watkins Mill Road, Gaithersburg, MD      20878
     (Address of principal executive offices)       (Zip Code)


          Registrant's telephone number, including area code (301) 417-0770


                No Exhibits are being filed with this report


CytoGam and RespiGam are registered trademarks of the Company and Synagis is a trademark.


                               MEDIMMUNE, INC.
                         Current Report on Form 8-K


ITEM 5.  OTHER EVENTS

MedImmune, Inc. reported the information contained in the following Letter to Shareholders dated May 29, 1998:

May 29, 1998


To Our Shareholders:

The past two quarters have been a remarkable period for the Company. During fourth quarter 1997 and first quarter 1998, MedImmune reported combined revenues of $113.1 million up from $28.1 million in the corresponding period last year (see attached 1Q98 earnings release). We achieved combined profits during this period of $16.5 million compared with a net loss of $25.1 million in the corresponding period last year. During the same period, we closed critical strategic alliances with Abbott Laboratories, SmithKline Beecham and Boehringer Ingelheim to help commercialize some of our most important products. We submitted a Biologic License Application (BLA) requesting FDA marketing clearance for our monoclonal antibody Synagis (palivizumab; previously identified as MEDI-493) and we raised $66.3 million in net proceeds from a private placement of common stock. In April, we were chosen High Technology Firm of the Year in Maryland.

Also during these quarters, important data became available from a number of our clinical and pre-clinical programs. We'd like to take the remainder of this letter to summarize these data and provide you with a sense of our near-term objectives for these programs.

Synagis (palivizumab)
In May, MedImmune presented Synagis clinical data at the annual conference of the American Pediatric Society and the Society for Pediatric Research (SPR) in New Orleans. Synagis has been evaluated for its safety and efficacy in preventing serious respiratory syncytial virus (RSV) disease in high-risk infants and a Biologic License Application (BLA) submitted by the Company in December, 1997 is currently under review by the FDA. RSV is the most common cause of pneumonia and bronchiolitis in infants and children. If cleared for marketing, Synagis would be the first monoclonal antibody for any infectious disease and the Company's most promising product opportunity to date.

A portion of the abstract, presented at the SPR by Edward M. Connor, M.D., Vice President, Clinical Research at MedImmune, is provided below:

     A randomized (2:1) double-blind, placebo-controlled trial (Impact-
     RSV) was conducted to determine the efficacy and safety of Synagis prophylaxis in premature infants with and without bronchopulmonary dysplasia (BPD). Between November 15, 1996 and December 13, 1996, 1,502 children were randomized at 139 centers in the United States, Canada and the United Kingdom. Children received monthly intramuscular injections of 15 mg/kg of Synagis or placebo during the RSV season (through April, 1997). Characteristics of groups were balanced at entry; 99 percent completed the protocol, 93 percent received all 5 injections. Synagis prophylaxis was associated with a 55 percent reduction in RSV hospitalization (p<0.001). The direction of effect was consistent across countries, through the respiratory season, and in subgroups by gender, age, weight and infants with BPD (39 percent reduction, p=0.038) and without BPD (78 percent reduction, p<0.001). No significant differences were found in study drug-related adverse events (AEs); 10.0 percent placebo versus 10.9 percent Synagis. Related hepatic (liver) and renal (kidney) AEs were reported in 1 percent of each group. Site of injection reactions were uncommon (1.8 percent placebo versus 2.7 percent Synagis). Permanent discontinuation of study drug due to related AE was rare (0.3 percent). Fatalities were balanced: 1.0 percent placebo versus 0.4 percent Synagis.

We believe our most important near-term objective is to work effectively with the FDA during the review process of Synagis. MedImmune has worked diligently to answer all review questions and to provide the FDA with thorough presentations of data, including data from our manufacturing facilities. To date, the Company and our contract manufacturer, Boehringer Ingelheim (BI), have completed and characterized three consistency lots of Synagis and look forward to submitting a supplement to the BLA for production of Synagis at the BI facility.

Urinary Tract Infection Vaccine
In April, 1997, the Company presented data in the journal Science which described the successful results of the Company's urinary tract infection
(UTI) vaccine in mice. Since then, the Company has further characterized the most promising vaccine candidates and has completed a vaccination study in monkeys. The model developed for monkeys is thought to more closely resemble what naturally occurs during human bladder infections and therefore serves as a final check for the Company's vaccine strategy before beginning the development process.

The results of the monkey vaccination study were very encouraging. All animals immunized with our "FimH" vaccine developed high levels of antibodies against the FimH protein which is normally used by bacteria to bind to bladder cells. It was shown that this antibody could block the binding of infection-causing bacteria to the surface of bladder cells in vitro. When the monkeys' bladders were challenged with 100 million bacteria, only one animal in the group developed a mild bladder infection which was cleared at four days. In contrast, all of the monkeys who received a placebo vaccination experienced bladder infection, the majority of which cleared naturally within a week:
                          Infected Animals
                        Day 2   Day 4  Day 7
               Placebo   4/4     3/4    1/4
               Vaccine   1/4     0/4    0/4

We believe these data combined with the more extensive mouse studies support the concepts behind our UTI vaccine program. We intend to move forward with pre-clinical development of a defined UTI vaccine candidate on which we hope to begin clinical testing during 1999.

HPV Vaccine and BTI-322 in Graft-vs.-Host-Disease
During the quarter, data became available from the Phase 1 clinical trial of our human papillomavirus (HPV) vaccine, MEDI-501. HPVs cause genital warts and cervical cancer. A successful vaccine to prevent HPV could prevent the second leading cause of cancer deaths in women. The results of our first trial of MEDI-501 are encouraging - the vaccine was safe and generally well-tolerated and all recipients developed HPV antibodies. Additionally, the antibodies could neutralize HPV in vitro. These data provide the Company the rationale to move its program forward.

During the quarter, results also became available from a clinical trial using BTI-322 to treat graft-versus-host disease (GvHD) in bone marrow recipients. GvHD is a frequent and often fatal outcome of bone marrow transplantation currently treatable only by steroids. BTI-322 is a murine monoclonal antibody licensed to MedImmune by BioTransplant Incorporated which has shown potential to prevent and treat tissue graft rejection in several transplant settings. In a Phase 1 clinical study at 6 hospitals, BTI-322 was given for 10 days to 20 patients with moderate to severe GvHD resistant to corticosteroid treatment. GvHD grade measured on a scale of 1 (mild) to 4 (severe) was reduced from 2.95 to 1.80 (p=0.0005) in all patients and from
2.82 to 0.73 (p<0.00001) in the 14 patients who responded to therapy. When therapy was stopped after 10 days, most of the patients relapsed. BTI-322 was considered generally well-tolerated in these patients. We are currently enrolling patients into a clinical trial to evaluate MEDI-507, a humanized form of BTI-322, with an extended dosing regimen to see if we can repeat and extend the previous BTI-322 results. Data from this trial should be available by year-end.

Conclusion
Our key objectives during 1998 include completing the review of Synagis by the FDA, submitting with our partner Abbott Laboratories regulatory applications of Synagis in Europe and Canada, and successfully launching Synagis in the United States, if and when cleared for marketing by the FDA. Additionally, we expect to gain further knowledge about our products in the pipeline as they progress through clinical trials. We hope you share our optimism and excitement as we advance through the year. As always, we thank you for your continued support and look forward to keeping you apprised of our progress in the months ahead.



/s/ David M. Mott             /s/ Wayne T. Hockmeyer

David M. Mott                 Wayne T. Hockmeyer, Ph.D.
President and Chief Operating Chairman  and Chief  Executive
Officer                       Officer

This announcement may contain, in addition to historical information, certain forward-looking statements that involve risks and uncertainties. Such statements reflect management's current views and are based on certain assumptions. Actual results could differ materially from those currently anticipated as a result of a number of factors, including risks and uncertainties discussed in the Company's filings with the United States Securities and Exchange Commission. Successful development and commercialization of any of the Company's product candidates will require thorough clinical evaluation and will be subject to regulatory approval from authorities such as the FDA in the United States. There can be no assurance that such approvals will be obtained.


(REGISTRANT)      MEDIMMUNE, INC.




BY (SIGNATURE)    /s/ David M. Mott
(NAME AND TITLE)  David M. Mott, President and Chief Operating Officer
                                (Principal financial and accounting officer)
(DATE)            June 10, 1998